Exhibit 10.11

Five Point Holdings, LLC
Senior Management Severance and Change in Control Plan
ARTICLE I
PURPOSE
This Senior Management Severance and Change in Control Plan has been established by the Company on February 18, 2019 (the “Effective Date”) to provide Participants with the opportunity to receive certain severance protections. The Plan, as set forth herein, is primarily intended to help retain qualified executives, maintain a stable work environment and provide economic security to eligible executives in the event of certain qualifying terminations of employment. Capitalized terms used but not otherwise defined herein have the meanings set forth in ARTICLE II.
The Plan is not intended to be included in the definitions of “employee pension benefit plan” or “pension plan” set forth under Section 3(2) of ERISA. The Plan is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Notwithstanding the foregoing, if and to the extent that the Plan is deemed to be an “employee pension benefit plan” or “pension plan” as set forth under Section 3(2) of ERISA, then the Plan is intended, for all purposes under ERISA, to constitute a plan that is unfunded and maintained by the Company primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees.
ARTICLE II
DEFINITIONS
“Accrued Compensation” means: (i) Base Salary accrued by the Participant through, but not paid to the Participant as of, the Qualifying Termination Date; (ii) any cash incentive bonus earned by the Participant but not paid to the Participant as of the Qualifying Termination Date and (iii) any vested employee benefits to which the Participant is entitled as of the Qualifying Termination Date under any employee benefit plan of the Company or its Affiliates.
“Average Annual Bonus” means in respect of any Participant the average of the cash bonuses paid or payable to the Participant for service provided to the Company or its subsidiaries in the three full calendar years (or the actual number of full calendar years of service, if less than three) that ended most recently preceding the year in which a Qualifying Termination occurs. For the avoidance of doubt, the prior cash bonuses will be counted in the year in which they were earned, regardless of the year in which they were paid, in a manner consistent with the Company’s prior executive compensation disclosure in its Registration Statement on Form S-11 and its Annual Report on Form 10-K.
“Administrator” means the Compensation Committee or its delegate.
“Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by the Company, including Five Point Operating Company, LP or any successor thereto and its respective Subsidiaries.
“Base Salary” means the Participant’s annual base salary as in effect immediately prior to the Qualifying Termination Date or, if higher, as in effect immediately prior to the occurrence of an event or circumstance constituting Good Reason.

“Benefit Continuation” has the meaning set forth in Section 3.02(c).
“Benefit Continuation Coverage” means two (2) years in the case of the CEO and one (1) year in the case of any other Participant.
“Benefit Continuation Period” means the period commencing on the Qualifying Termination Date and ending upon the earlier to occur of (i) completion of the number of years under the applicable Benefit Continuation Coverage and (ii) the date on which the Participant becomes eligible to receive coverage on substantially similar terms from another employer.
“Board” means the Board of Directors of the Company.
“Cause” means, with respect to any Participant, “Cause” as defined in such Participant’s employment agreement with the Company or any Affiliate if such an agreement exists and contains a definition of Cause or, if no such agreement exists or such agreement does not contain a definition of Cause, then Cause shall mean (a) the Participant’s substantial and continued failure to perform material duties in a satisfactory manner where such failure causes or is reasonably expected to cause material harm to the Company or any Affiliate (other than a failure resulting from death or disability (as defined in Section 22(e)(3) of the Code) for thirty (30) days after written notice thereof from the Company describing the failure to perform such duties; (b) the Participant’s engaging in any material act of dishonesty, fraud, embezzlement or misrepresentation that was or is likely to be materially injurious to the Company or any Affiliate; (c) the Participant’s knowing violation of any federal or state law or regulation applicable to the Company’s (or any Affiliate’s) business that was or is likely to be materially injurious to the Company; (d) the Participant’s conviction of, or plea of nolo contendere to, any felony or crime of moral turpitude; (e) repeated and knowing material failure by the Participant to comply with the Company’s or any Affiliate’s written policies or rules, after written notice of such failure; or (g) willful misconduct that does or reasonably could be expected to cause material harm to the Company or any Affiliate.
"CEO" means the Chief Executive Officer of the Company.
“Change in Control” has the meaning ascribed thereto in the Equity Plan from time to time.
“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
“Company” means Five Point Holdings, LLC, a Delaware limited liability company, and, except as the context otherwise requires, its Affiliates and wholly-owned Subsidiaries and any successor by merger, acquisition, consolidation or otherwise that assumes the obligations of the Company under the Plan.
“Compensation Committee” means the Compensation Committee of the Board.
“Covered Period” means the period of time beginning on the first occurrence of a Change in Control and lasting through the two-year anniversary of the occurrence of the Change in Control, provided that the Covered Period shall also include the six (6)-month period immediately prior to the occurrence of the Change in Control where (i) a Participant’s Qualifying Termination occurs during such period at the request of (or by reason of circumstances requested by) a third party in anticipation of the Change in Control and (ii) the transaction constituting a Change in Control is consummated.

“Disability” means a condition such that the Participant would be considered disabled for purposes of Section 409A of the Code.
“Effective Date” has the meaning set forth in ARTICLE I.
“Eligible Employee” means each full-time employee of the Company or one of its Affiliates.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Any reference to a section of ERISA shall be deemed to include a reference to any regulations promulgated thereunder.
“Excise Tax” means any excise tax imposed on the Participant under Section 4999 of the Code.
“Good Reason” means without the Participant’s consent (i) a reduction in the Participant’s Base Salary (other than a reduction of not greater than 10% that applies to all employees of a comparable level); (ii) a reduction in the Participant’s Target Annual Bonus opportunity; (iii) a material reduction in the aggregate value of the Participant’s benefits under the employee benefit plans, programs and policies in which the Participant participates; (iv) a material diminution in the Participant’s reporting relationship, title or responsibilities; or (v) the relocation of the principal place of business at which the Participant works by more than 50 miles if such relocation results in an increase in the Participant’s daily commute by more than 10 miles each way.
“Participant” means (i) the CEO and (ii) each other Eligible Employee who may be designated by the Administrator as a Participant from time to time, as identified on Exhibit A hereto.
“Plan” means this Five Point Holdings, LLC Senior Management Severance and Change in Control Plan, as may be amended and/or restated from time to time.
“Qualifying Termination” means the termination of a Participant’s employment either by the Company without Cause or, solely during the Covered Period, by the Participant for Good Reason.
“Qualifying Termination Date” means the date on which a Participant incurs a Qualifying Termination.
“Release Agreement” means a Release and Separation Agreement substantially in the form attached hereto as Exhibit B, including any alterations to such form as may be necessary to comply with changes in applicable law.
“Retirement” means the Participant either (i) has attained the age of sixty-five (65) and completed at least five (5) years of service with the Company or its Affiliates or any respective predecessor (including without limitation Lennar Corporation or its affiliates or The Newhall Land And Farming Company) or (ii) has attained the age of sixty (60) and completed at least fifteen (15) years of service with the Company or its Affiliates or any respective predecessor (including without limitation Lennar Corporation or its affiliates or The Newhall Land And Farming Company).
“Severance Multiple” means (i) in the case of the CEO, (A) three (3) in respect of a Qualifying Termination during the Covered Period and (B) two (2) in respect of a Qualifying Termination outside the Covered Period and (ii) in the case of any other Participant, (A) two (2) in respect of a Qualifying Termination during the Covered Period and (B) one and one half (1½) in respect of a Qualifying Termination outside the Covered Period.
“Target Annual Bonus” means the Participant’s target annual cash incentive bonus pursuant to any annual bonus or incentive plan maintained by the Company or any Affiliate in respect of the fiscal year in which the Qualifying Termination Date occurs, provided that if the Participant is not eligible to receive a specified target annual cash incentive bonus following a Change in Control, then Target Annual Bonus shall mean such target annual cash incentive bonus in effect as of immediately prior to the date of the Change in Control.
“Total Payments” has the meaning set forth in Section 4.01.
ARTICLE III
SEVERANCE
Section 3.01    Accrued Compensation. If a Participant terminates employment with the Company and its Affiliates for any reason, the Company shall provide (or cause to be provided to) the Participant the Participant’s Accrued Compensation.
Section 3.02    Qualifying Termination.
(a)    Amount. In the event a Participant incurs a Qualifying Termination, subject to the execution and non-revocation of a Release Agreement, the Company shall provide (or cause to be provided to) the Participant: (i) a lump-sum cash payment equal to (A) the product of the applicable Severance Multiple and the sum of Base Salary and Average Annual Bonus, plus (B) the Target Annual Bonus, pro-rated for the period preceding the Qualifying Termination Date; and (ii) Benefits Continuation during the Benefit Continuation Period.
(b)    Timing and Form of Cash Payment. Subject to Section 7.13, the payment described in Section 3.02(a)(i) shall be made within five (5) business days following the date on which the Release Agreement becomes irrevocable but not later than March 15 of the calendar year following the Qualifying Termination Date, and any additional amount that becomes payable by reason of a Change in Control occurring not more than six (6) months following the Qualifying Termination Date shall be paid concurrently with the consummation of the Change in Control.
(c)    Benefit Continuation. For purposes of this Plan, “Benefit Continuation” means that the Company shall provide (or cause to be provided) continued participation by the Participant and his or her eligible dependents in the health, dental and vision benefit plans in which the Participant participated immediately prior to the Qualifying Termination (or, if more favorable, immediately before an event giving rise to Good Reason termination rights) on the same basis as similarly situated active employees, if possible under the terms of such benefit plans. If continued participation in such plans is not possible, the Company shall provide the Participant and his or her eligible dependents with substantially equivalent coverage. Benefit Continuation shall be provided concurrently with any health care benefit required under COBRA.
Section 3.03    Retirement, Death, Disability. If a Participant’s employment with the Company and its Affiliates terminates on the day the Participant becomes eligible for Retirement or by reason of death or Disability, subject, in the event of Retirement, to the execution and non-revocation of a Release Agreement, the Company shall provide (or cause to be provided to) the Participant a lump-sum cash payment equal to the Target Annual Bonus, pro-rated for the period preceding the date of termination, payable, in the event of Retirement, within five (5) business days following the date on which the Release Agreement becomes irrevocable, and in the event of death or Disability, within five (5) business days of the employment termination date, but in any case, not later than March 15 of the calendar year following the employment termination date.
Section 3.04    Coordination of Benefits. Notwithstanding anything set forth herein to the contrary, to the extent that any severance payable under a plan or agreement covering a Participant as of the date such Participant becomes eligible to participate in this Plan constitutes deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other plan or agreement.

ARTICLE IV
SECTION 280G
Section 4.01    Treatment of Payments. Notwithstanding any other provision of the Plan to the contrary, in the event that any payment or benefit received or to be received by the Participant (including any payment or benefit received in connection with a Change in Control or the termination of the Participant’s employment, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the severance benefits payable hereunder, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the severance benefits payable hereunder shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
Section 4.02    Ordering of Reduction. In the case of a reduction in the Total Payments pursuant to Section 4.01, the Total Payments shall be reduced in the following order: (i) payments that are payable in cash the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a) shall be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), shall next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, shall next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), shall next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) shall be next reduced pro-rata.
Section 4.03    Additional Payments. If the Participant receives reduced payments and benefits by reason of this ARTICLE IV and it is established pursuant to a determination of a court of competent jurisdiction, which determination is not subject to review or as to which the time to appeal such determination has expired, or pursuant to an Internal Revenue Service proceeding, that the Participant could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay the Participant the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable.
ARTICLE V
CLAIMS PROCEDURES

Section 5.01    Initial Claims. A Participant who believes he or she is entitled to a payment under the Plan that has not been received may submit a written claim for benefits to the Plan within one hundred and twenty (120) days after the Participant’s Qualifying Termination Date. Claims should be addressed and sent to:
Five Point Holdings, LLC
15131 Alton Parkway
4th Floor
Irvine, CA 92618
Attention: Legal Dept. and CFO
If the Participant’s claim is denied, in whole or in part, the Participant shall be furnished with written notice of the denial within ninety (90) days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed one hundred and eighty (180) days shall apply. If such an extension of time is required, written notice of the extension shall be furnished to the Participant before the termination of the initial ninety (90)-day period and shall describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. If written notice of denial of the claim for benefits is not furnished within the specified time, the claim shall be deemed to be denied. The Participant shall then be permitted to appeal the denial in accordance with Section 5.02 below. Written notice of the denial of the Participant’s claim shall contain the following information:
(a)    the specific reason or reasons for the denial of the Participant’s claim;
(b)    references to the specific Plan provisions on which the denial of the Participant’s claim was based;
(c)    a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and
(d)    a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
Section 5.02    Appeal of Denied Claims. If the Participant’s claim is denied (or deemed denied) and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:
(a)    Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than sixty (60) days after the Participant has received written notification of the denial (or no later than sixty (60) days after the claim is deemed denied).
(b)    The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.
(c)    The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.

(d)    A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the Participant feels are pertinent.
(e)    The review of the denied claim shall take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.
(f)    The Administrator may require the Participant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.
Section 5.03    Administrator’s Response to Appeal. The Administrator shall provide the Participant with written notice of its decision within sixty (60) days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this sixty (60)-day period. In any such case, the Administrator shall notify the Participant in writing within the sixty (60)-day period and the final decision shall be made no later than one hundred and twenty (120) days after the Administrator’s receipt of the Participant’s written claim for review. This notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Administrator is to render his or her decision on review. The Administrator’s decision on the Participant’s claim for review shall take into account all comments, documents, records and other information submitted by the applicant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination, shall be communicated to the Participant in writing and shall clearly state:
(a)    the specific reason or reasons for the denial of the Participant’s claim;
(b)    reference to the specific Plan provisions on which the denial of the Participant’s claim is based;
(c)    a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and
(d)    a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.
Section 5.04    Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:
(a)    no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and
(b)    in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
Section 5.05    Arbitration. Subject to Section 5.04, any dispute, controversy or claim arising out of or related to the Plan shall be submitted to and decided by binding arbitration in either Los Angeles County or Orange County before a single arbitrator. Arbitration shall be administered exclusively by JAMS pursuant to either its Streamlined Arbitration Rules and Procedures or (if applicable) its Comprehensive Arbitration Rules, as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding.
ARTICLE VI
ADMINISTRATION, AMENDMENT AND TERMINATION
Section 6.01    Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:
(a)    administer the Plan according to its terms and to interpret Plan policies and procedures;
(b)    resolve and clarify inconsistencies, ambiguities and omissions in the Plan and among and between the Plan and other related documents;
(c)    take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;
(d)    make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;
(e)    process and approve or deny all claims for benefits; and
(f)    decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.
The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. The Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate. Any such delegation shall be in writing.
Section 6.02    Amendment and Termination. The Plan may be amended or terminated by the Compensation Committee or the Board of Directors of the Company at any time, provided that, without the consent of an affected Participant, the Plan may not be amended or terminated in respect of the Participant during the twenty-four (24) months immediately following a Change in Control and any amendment or termination of the Plan in respect of the Participant effected within six (6) months preceding a Change in Control shall be disregarded if the Participant incurs a Qualifying Termination during such period.
ARTICLE VII
GENERAL PROVISIONS
Section 7.01    At-Will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company or its Affiliates. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or its Affiliates or to interfere with the rights of the Company or its Affiliates to terminate the employment of any Participant at any time, with or without Cause.

Section 7.02    Effect on Other Plans, Agreements and Benefits.
(a)    Each Participant who incurs a Qualifying Termination shall remain entitled to any benefits to which he or she would otherwise be entitled under the terms and conditions of the Company’s tax-qualified retirement plans and non-qualified deferred compensation plans or those of its Affiliates and nothing contained in the Plan is intended to waive or relinquish the Participant’s vested rights in such benefits.
(b)    Any severance benefits payable to a Participant under the Plan shall not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company or its Affiliates, except to the extent expressly provided therein.
(c)    The treatment of any awards made to a Participant under the Equity Plan will be governed by the terms of the Equity Plan and the applicable equity award agreements.
Section 7.03    Mitigation. Except as provided in Section 3.02(c), the amount of any payment or benefit provided for in this Plan shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.
Section 7.04    Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.
Section 7.05    Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.
Section 7.06    Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
Section 7.07    Successors. The Plan shall be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan shall inure to the benefit of his or her heirs, assigns, designees or legal representatives.
Section 7.08    Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant’s death, such amounts shall be paid to the Participant’s beneficiaries.

Section 7.09    Waiver. Any party’s failure to enforce any provision or provisions of the Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.
Section 7.10    Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware without regard to conflicts of law principles. Subject to Section 5.05, any action or proceeding to enforce the provisions of the Plan shall be brought only in a state or federal court located in the State of California in either Los Angeles County or Orange County and each party consents to the venue and jurisdiction of such court.
Section 7.11    Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company or its Affiliates providing for clawback or recovery of amounts that were paid to the Participant. The Company shall make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.
Section 7.12    Withholding. The Company and its Affiliates shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company or its Affiliates to satisfy any withholding tax obligation it may have under any applicable law or regulation.
Section 7.13    Section 409A. The intent of the Company and the Participants is that payments and benefits under this Plan be exempt from, or comply with, Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in accordance therewith. Notwithstanding anything contained herein to the contrary, a Participant shall not be considered to have terminated employment with the Company or its Affiliates for purposes of any payments under this Plan which are subject to Section 409A of the Code until the Participant would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six (6)-month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or, if earlier, death). To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts reimbursable to the Participant under this Plan shall be paid to the Participant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Plan shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

EXHIBIT A
Schedule of Participants other than CEO

1.	Chief Legal Officer – Mike Alvarado

2.	Co-Chief Operating Officer – Kofi Bonner

3.	Chief Financial Officer – Erik Higgins

4.	Co-Chief Operating Officer – Lynn Jochim

5.	Chief Policy Officer – Greg McWilliams

EXHIBIT B
Form of Release and Severance Agreement

CONFIDENTIAL WAIVER AND GENERAL RELEASE

This Waiver and General Release is entered into by     ________, (hereinafter collectively referred to as “I,” “me” or “my”), and Five Point Communities Management, Inc. (the “Company”) on behalf of itself and its parent companies, subsidiaries, affiliates, and related companies, and each of their predecessor and successor organizations, and each of their current and former shareholders, partners, members, officers, directors, owners, employees, agents and representatives (collectively with the Company hereinafter referred to as “Five Point”). Five Point and _________ are referred to in this Agreement as the “Parties.”

WHEREAS, I am currently employed by the Company as the ________, ___________.
WHEREAS, my employment with the Company will end as mutually agreed effective _______ __, 20__; and
WHEREAS, I, on the one hand, and Five Point, on the other hand, desire to settle and dispose of fully and completely any and all existing or potential disputes, claims and demands, arising out of, or attributable to, my employment relationship or termination of employment, or any other claims whatsoever, through the Effective Date of this Waiver and General Release on the terms and conditions set forth herein;
NOW THEREFORE, in consideration of the promises contained herein, the parties agree as follows:
1.    Separation/Resignation from Positions/Memberships. I confirm that my active, full-time employment with the Company as an employee will end effective ________. In connection with my separation, I shall resign from any other positions and memberships with Five Point (including the Company) upon my separation from the Company.
2.    Pay/Benefits. In connection with my separation, I will be paid for all wages and all accrued and unused vacation and personal time through ____________. Group health benefits for which I currently am eligible will remain in effect to and through _____________. My accrual of, and eligibility for, vacation, personal time, sick pay, holiday pay, and any other employee benefits and privileges will cease on ______________. I understand and agree that except as otherwise set forth in this Waiver and General Release, I will have been paid all compensation legally due and owed by Five Point. I agree that I will not seek anything further, including any other payment or any rights or benefits from Five Point.
3.    Release. I hereby release and give up any and all actions, claims and rights (hereinafter “Claims”) which I may have against Five Point. This releases all Claims, including those of which I am not aware and those not mentioned in this Waiver and General Release through the Effective Date of this Waiver and General Release. This Waiver and General Release includes, but is not limited to, any and all Claims that arise out of or in any way relate to my employment or separation of employment with the Company. I specifically release any and all matters, causes or Claims which I may have against Five Point, including, but not limited to, any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act of 1990, the California Fair Employment and Housing Act, the Family Medical Leave Act, the California Family Rights Act, the Worker Adjustment Retraining Notification Act, the

California Labor Code or any other federal, state or local laws or ordinances and any common-law claims under tort, contract, or any other theories now or hereafter recognized including any claims for wages, overtime, bonuses or any other forms of remuneration.
By this release, I do not waive any entitlement to any vested benefit under The Five Point 401k Plan. Also, excluded from this Waiver and General Release are any claims or rights which cannot be waived by law including claims for unemployment insurance, workers’ compensation (however, the release does include claims pursuant to Labor Code Sections 132a and 4558) or indemnification as required by law. In addition, nothing in this Waiver and General Release prevents me from filing a charge with the EEOC or the DFEH or otherwise cooperating with or providing information to the EEOC or the DFEH. However, I understand that this Waiver and General Release does prohibit me from obtaining any personal or monetary relief for me based on such a charge or based on me providing information to or cooperating with the EEOC and/or the DFEH.
I expressly understand that among the various rights and claims being waived by me in this Waiver and General Release are those arising under the Age Discrimination in Employment Act (“ADEA”), and in that regard, I specifically acknowledge that I have read and understand the provisions of Paragraphs 13, 14 and 17 below before signing this Waiver and General Release. This general release does not cover rights or claims under the ADEA arising after I sign this Waiver and General Release.
I agree not to file, or cause to be filed, any complaint, charge, claim or action involving any Claims I have released in the foregoing paragraph and agree to withdraw any claims or lawsuits I have filed, or were filed on my behalf, prior to the Effective Date of this Waiver and General Release. Furthermore, I give up all rights to individual damages in connection with any administrative or court proceeding with respect to my employment with or termination of employment from, the Company. I also agree that if I am awarded money damages, I will assign to Five Point my right and interest to such money damages. I agree and acknowledge that if I break this promise not to sue then I will be liable for all consequential damages, including the legal expenses and fees incurred by Five Point, in defending such a claim. Alternatively, at Five Point’s option, as allowed by law, I will be required to pay back to Five Point upon demand the payments I received under this Waiver and General Release.
4.    Waiver. It is my intention in executing this Waiver and General Release and receiving the consideration called for by this Waiver and General Release that this instrument shall be effective as a full and final accord and satisfaction and general release of all Claims, known or unknown. I acknowledge that this Waiver and General Release resolves all legal claims I may have against Five Point as of the date of this Waiver and General Release, regardless of whether I actually know about them or not. I understand that this instrument shall be effective as a full and final release of all Claims. I acknowledge that I am familiar with and have been provided with separate consideration for that portion of Section 1542 of the Civil Code of the State of California which provides as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
I waive any right which I have under the above-mentioned Section 1542 to the fullest extent that I may lawfully waive all such rights pertaining to the subject matter of this Waiver and General Release. In connection with the above waiver, I am aware that I may hereafter discover claims or facts in addition to or different from those I now know or believe to exist with respect to the subject matter of this instrument or Five Point. However, I and my successors and assigns hereby settle and release all of the Claims which I may have against Five Point.

5.    No Admissions. I agree and acknowledge that this Waiver and General Release is not to be construed as an admission of any violation of any federal, state or local statutes, ordinance or regulation or any duty allegedly owed by Five Point to me. Five Point specifically disclaims any liability to me on any basis.
6.    Consideration. In return for the promises contained herein, after the mutual execution and delivery of this Waiver and General Release by me and Five Point, assuming I do not revoke this Waiver and General Release as provided below, I will receive the following from Five Point:

•	(List Considerations)
I understand that I would not normally be entitled to the Consideration due to my voluntary resignation of employment prior to the end of the calendar year. However, in exchange for my execution of this Waiver and General Release, the Company has agreed to ________________.
Receipt of such Consideration is contingent upon my adherence to the terms of this Waiver and General Release including compliance with Sections 7 through 11, inclusive. I further understand that the foregoing is not required by any policy or practice of Five Point. I further agree in return for receipt of the foregoing to abide by all of Five Point’s rules, policies and procedures applicable to former employees.
7.    Cooperation. At mutually convenient times and without interfering with any other employment I may have or with my search for new employment, I agree to cooperate in good faith with Five Point in the orderly transfer of work and in connection with responding to any inquiries that may arise with respect to matters that I was responsible for or involved with during my employment with the Company. In addition, I also agree to answer any questions and/or provide assistance to executives, employees and/or outside counsel of Five Point in connection with my areas of expertise and with respect to projects and matters in my area of expertise and for projects and matters that I handled during my employment at Five Point.
I further agree to cooperate in good faith with Five Point and make myself readily available to Five Point, as Five Point may reasonably request, to assist it in any matter, including giving truthful testimony in litigation or potential litigation, over which I may have pertinent knowledge, information or expertise. In addition, I agree, in the event that I receive an informal request or am served with legal process (such as a subpoena or court order) purporting to require a disclosure of information regarding Five Point, that I: (a) to the extent permitted by law, will make no such disclosure until Five Point has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure; and (b) immediately upon my receipt of such legal process or informal request to testify or produce documents, will provide a copy of all such legal papers, written requests and documents served upon me or otherwise delivered to me by overnight mail to Alma Terranova, Vice President, Human Resources, Five Point Communities Management, Inc. 25124 Springfield Court. Suite 300, Valencia, California 91355.
8.    Return of Property/Documents/Equipment. I represent that on or before _________, I will deliver to the Company all property of Five Point and all files, memoranda, records, keys, security cards, communication devices including mobile phones, laptops, and other documents, equipment and materials (and copies thereof), of whatever nature, in my possession, relating to Five Point and Five Point’s clients, including without limitation, information contained in or on computer files, disks or other data storage mediums. I further agree that I shall not directly or indirectly interfere with, tamper with, alter, damage or destroy Five Point’s property, including electronic files. If after the Effective Date of this Waiver and General Release I locate any of Five Point’s property, documents or equipment, I agree to return such property, documents or equipment to the Company.

9.    Confidentiality and Non-Disparagement. I hereby agree not to disclose the fact that this Waiver and General Release was entered into between Five Point and me. I further agree not to disclose the terms of this Waiver and General Release (including the Consideration being provided to me) except as necessary to my attorneys and accountants or pursuant to any lawful subpoena. I also agree not to disparage Five Point or to make any disparaging comments about Five Point. I understand that this provision regarding confidentiality and non-disparagement constitutes a substantial inducement for Five Point to enter into this Waiver and General Release.
10.    Confidential Information. I understand and agree that in the course of my employment with the Company, I have acquired confidential, proprietary, trade secret information concerning Five Point, which information is not generally known or readily available to competitors or the public. I understand and agree that I continue to be bound by any confidentiality and/or non-disclosure agreement(s) signed by me in connection with my employment with Five Point. Notwithstanding anything to the contrary in this Waiver and General Release, Five Point agrees that I shall not be prohibited from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor am I required to notify Five Point regarding any such reporting, disclosure or cooperation with the government. Notwithstanding anything set forth in this Waiver and General Release to the contrary, pursuant to the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), I understand that I will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of Five Point that (i) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or my attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. I understand that if I file a lawsuit for retaliation by Five Point for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding if I (A) file any document containing the trade secret under seal, and (B) do not disclose the trade secret, except pursuant to court order. Nothing in this Waiver and General Release, or any other agreement that I have with Five Point, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
11.    Non-solicitation of Employees/Consultants; Non-Interference. I agree that for a period of twelve (12) months immediately following the separation of my employment with the Company, I shall not, either directly or indirectly, either for myself or for any other person or entity, solicit or recruit or attempt to solicit or recruit any of Five Point’s employees, consultants, contractors, agents or representatives to leave their employment or end their engagement with Five Point.
In order to protect Five Point’s trade secrets (as such term is defined by California law), I acknowledge and agree that I shall not, either directly or indirectly, either for myself or for any other person or entity, use Five Point’s trade secrets in order to induce or attempt to induce any client, vendor, supplier or other trade related business relation of Five Point to cease doing business with Five Point or in any way interfere with the relationship between any client, vendor, supplier or other trade related business relation and Five Point (including, but not limited to, making any disparaging statements or communications about Five Point or any of its current or former officers, directors, board members and employees).
12.    Who is Bound. I am bound by this Waiver and General Release. Anyone who succeeds to my rights and responsibilities, such as my heirs or the executor of my estate, is also bound by this Waiver and General Release. This Waiver and General Release is made for Five Point’s benefit and to anyone who succeeds to Five Point’s rights and responsibilities.
13.    No Inducements. I further warrant that no promise or inducement for this Waiver and General Release has been made except as set forth herein, that this Waiver and General Release is executed without reliance upon any statement or representation by any person or parties released, their officers, directors, employees, agents or representatives, concerning any fact material to my act in releasing them, and that I am legally competent to execute this Waiver and General Release and accept full responsibility therefor.
14.    Time Periods. I have been given twenty-one (21) days to consider this Waiver and General Release. If I choose to sign this Waiver and General Release before that time period expires, I do so knowingly and voluntarily. I also understand that I have up to seven (7) days after agreeing to this Waiver and General Release to rescind my agreement by notifying Five Point (c/o Alma Terranova, Vice President, Human Resources, Five Point Communities Management, Inc. 25124 Springfield Court. Suite 300, Valencia, California 91355), of this fact in writing within the seven (7) day period. The effective date of this Waiver and General Release will be at the end of the seven (7) day period if no revocation has been received (“Effective Date”).
15.    Re-employment. In further consideration for the promises in this Waiver and General Release, I agree that Five Point has no obligation to employ me or offer me employment in the future and I shall have no recourse against Five Point if it refuses to employ me or offer me employment. If I do seek re-employment, then this Waiver and General Release shall constitute sufficient cause for Five Point to refuse to re-employ me. Notwithstanding the foregoing, Five Point has the right to offer to re-employ me in the future if, in its sole discretion, it chooses to do so.
16.    Affirmations.

•	I affirm that I have not filed, caused to be filed, and presently am not a party to any claim, complaint, or action against Five Point in any forum.

•	I certify and affirm that I have not experienced a job-related illness or injury for which I have not already filed a claim.

•	I further affirm that I have been provided, if applicable, and/or have not been denied any leave requested under the Family and Medical Leave Act and/or any other federal, state or local leave law.

•	I further affirm I have not complained of and am not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity of Five Point.

17.    Representations. I understand and agree that I understand the contents, implications, and consequences of this Waiver and General Release and that I agree to the terms of this Waiver and General Release and have executed it voluntarily. I have been advised by Five Point to consult with an attorney of my own choosing.

18.    Entire Agreement. This Waiver and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, with the exception of any confidentiality, non-disclosure, non-compete, assignment of proprietary rights, or non-solicitation agreement(s) signed by me in connection with my employment with the Company (the “Prior Agreements”), for which obligations remain in full force and effect and are in addition to the obligations set forth herein, and I expressly acknowledge my intent to adhere to the promises contained in those Prior Agreements. This Waiver and General Release may not be modified orally.

19.    Governing Law. This Waiver and General Release is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of said State. The language of all parts of this Waiver and General Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

20.    Invalidity. Should any provision of this Waiver and General Release be declared to be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby. Moreover, if any one or more of the provisions of this Agreement shall be held to be excessively overbroad as to duration, activity or subject, such provision shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

21.    Arbitration. All controversies, claims, disputes, and matters in question arising out of, or relating to, this Waiver and General Release, or the breach thereof, shall be decided by arbitration in accordance with the provisions of this paragraph. The arbitration proceedings shall be conducted under the applicable rules of the Judicial Arbitration Mediation Service (“JAMS”) or any dispute resolution agency agreed to by the parties. The arbitration board will consist of one arbitrator chosen by Five Point and me. If Five Point and I cannot agree upon an arbitrator, Five Point and I shall submit to the procedure utilized by JAMS or other dispute resolution agency, as the case may be, to choose an arbitrator. The decision of the arbitrator, including determination of amount of any damages suffered, shall be conclusive, final, and binding on Five Point and me, our respective heirs, legal representatives, successors, and assigns. The arbitrator shall be bound to follow California law and case precedent. The losing party shall pay to the successful party its expenses in the arbitration for arbitration costs, including arbitrator’s fees and attorneys’ fees, fees for expert testimony, and for other expenses of presenting its case. Notwithstanding the above, either party may, in its discretion, obtain any provisional remedy including without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their respective rights and interests if necessary to avoid irreparable harm including any violations of the Prior Agreements.

I ACKNOWLEDGE AND AGREE THAT I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS WAIVER AND GENERAL RELEASE; THAT TO THE EXTENT I HAVE DESIRED I HAVE AVAILED MYSELF OF THAT RIGHT; THAT I HAVE CAREFULLY READ AND UNDERSTAND ALL OF THE PROVISIONS OF THIS WAIVER AND GENERAL RELEASE; AND THAT I AM VOLUNTARILY ENTERING INTO THE AGREEMENTS SET FORTH HEREIN.

IN WITNESS WHEREOF, the undersigned have executed this Waiver and General Release as of the date written freely and voluntarily.

ACKNOWLEDGED AND AGREED:

_________________________________________    Dated: ___________________
By: Five Point Communities Management, Inc.

_________________________________________    Dated: ___________________
By: Michael Alvarado
Its: Chief Legal Officer